Exhibit 99.1

NEWS RELEASE	Celanese Corporation
222 West Las Colinas Blvd.
Suite 900N
Irving, Texas 75039
Celanese Corporation Increases Dividend 15 Percent and Declares Quarterly Dividend

Exceeds Commitment to Increase Dividend
by at Least 50 Percent Over Three-Year Period Through 2019

DALLAS, April 18, 2019 - Celanese Corporation (NYSE:CE), a global chemical and specialty materials company, today announced that its board of directors has approved a 15 percent increase in the company’s quarterly common stock cash dividend.
The dividend increased from $0.54 to $0.62 per share of common stock on a quarterly basis and from $2.16 to $2.48 per share of common stock on an annual basis. The new dividend rate will be effective immediately.
“Today’s announcement marks the tenth consecutive year of dividend increases, reinforcing our commitment to consistent dividend growth as one element of our strategy to maximize shareholder value creation. Over the most recent three-year period, we have increased the dividend by 72 percent, exceeding the commitment we made in 2017. Looking forward, we have a high degree of confidence in our ability to grow earnings and cash flow to support continued annual increases in the dividend in line with our earnings growth,” said Mark Rohr, chairman and chief executive officer.
The company also declared a quarterly cash dividend of $0.62 per share on its common stock, payable on May 9, 2019 to stockholders of record as of April 29, 2019.
About Celanese
Celanese Corporation is a global technology leader in the production of differentiated chemistry solutions and specialty materials used in most major industries and consumer applications. Our businesses use the full breadth of Celanese's global chemistry, technology and commercial expertise to create value for our customers, employees, shareholders and the corporation. As we partner with our customers to solve their most critical business needs, we strive to make a positive impact on our communities and the world through The Celanese Foundation. Based in Dallas, Celanese employs approximately 7,700 employees worldwide and had 2018 net sales of $7.2 billion. For more information about Celanese Corporation and its product offerings, visit www.celanese.com or our blog at www.celaneseblog.com.

All registered trademarks are owned by Celanese International Corporation or its affiliates.
Celanese Contacts:

Investor Relations	Media Relations - Global	Media Relations Asia (Shanghai)	Media Relations Europe (Germany)
Chuck Kyrish	W. Travis Jacobsen	Helen Zhang	Jens Kurth
+1 972 443 4574	+1 972 443 4400	+86 21 3861 9279	+49(0)69 45009 1574
chuck.kyrish@celanese.com	william.jacobsen@celanese.com	lan.zhang@celanese.com	j.kurth@celanese.com